Contact	Joel Shadle	FINAL
	Corporate Media Relations	Moved on Business Wire
August 8, 2012
703.645.2660
jshadle@csc.com

Steve Virostek
Investor Relations
Corporate
703.641.3000
investorrelations@csc.com

CSC REPORTS SOLID FIRST QUARTER 2013 RESULTS

Strong Bookings of $4.0 Billion

Revenue Growth of 1% in Constant Currency

Operating Margins of 4.6%

Diluted EPS of $0.26

Substantial YoY Improvement to Free Cash Flow

     FALLS CHURCH, Va., August 8 – CSC (NYSE: CSC) today reported first quarter 2013 diluted earnings of $0.26 per share, compared with diluted earnings of $1.17 per share in the first quarter of 2012 which included a one-time tax benefit of approximately $0.78 cents. Total revenue was $3.96 billion compared to $4.03 billion in the same period of last year.

Financial Highlights

  New business awards of $4.0 billion.
  Total revenue of $3.96 billion decreased by 2% on a reported basis and increased by 1% in constant currency when compared to the prior year.
  Operating margin of 4.6% increased by 16 basis points from the previous year and includes a restructuring charge of $27 million.
  EBIT margin of 2.9% decreased by 37 basis points year-over-year.
  Operating cash flow of $221 million for the quarter, an improvement of $267 million from the previous year.
  Free cash flow of negative $25 million for the quarter, an improvement of $378 million compared to the previous year.
  Ending cash and cash equivalents were $1.00 billion.

     “Our first quarter performance reflects a first step in turning around CSC. While there is significant work ahead of us, I am pleased with our initial progress on operating margins and free cash flow,” said Mike Lawrie, President and CEO. “We have launched several action plans which will transform the company over the next several years and create value for our shareholders. As part of this transformation agenda, we are bringing a much needed focus to greater contract management discipline across the company. We are also simplifying our operating model to realize greater productivity and operational efficiency. We are attacking our cost structure and we expect to realize about $1 billion in cost improvement over the next 18 months.”

Lines of Business

     Managed Services Sector (MSS) revenue of $1.64 billion increased by 1% from the first quarter of last year and increased 5% in constant currency, mainly due to new contracts and the AppLabs acquisition. Segment operating margin increased 525 basis points to 5.8% due to better contract performance versus the year-ago period. MSS signed $2.2 billion of new business during the quarter.

     Business Solutions & Services (BSS) revenue was $0.99 billion, an increase of 2% from the first quarter last year and 7% in constant currency, primarily due to the iSOFT acquisition. Segment operating margin declined by 431 basis points to 1.6% primarily as the result of dilution from the iSOFT acquisition. BSS added $0.9 billion of new business in the quarter.

     North American Public Sector (NPS) revenue of $1.37 billion declined by 8% from the first quarter last year primarily due the completion of three Department of Defense contracts. Operating margin declined by 57 basis points to 7.4%. NPS bookings of $0.9 billion were in-line with one year ago.

Conference Call and Webcast

     CSC senior management will host a conference call and Webcast at 11:00 a.m. EDT today. The dial-in number for domestic callers is 877-627-6590. Callers who reside outside the United States or Canada should dial 719-325-4773. The passcode for all participants is 3550438. The Webcast audio and any presentation slides will be available at www.csc.com/investorrelations.

Non-GAAP Measures

     In an effort to provide investors with additional information regarding the Company’s preliminary results as determined by generally accepted accounting principles (GAAP), the Company has also disclosed in this press release preliminary non-GAAP information which management believes provides useful information to investors, including: operating income, operating margin, earnings before interest and taxes (EBIT), EBIT margin, and free cash flow. Reconciliations of the preliminary non-GAAP measures to the respective and most directly comparable GAAP measures, as well as the rationale for management’s use of non-GAAP measures, is included below.

About CSC

     CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 96,000 employees and reported revenue of $15.8 billion for the 12 months ended June 29, 2012. For more information, visit the company's website at www.csc.com.

     All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended March 30, 2012 and any updating information in subsequent SEC filings. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

CSC-Page 4

Business Segment Revenues, Operating Income, and Operating Margins
(preliminary and unaudited)

Revenues by Segment

	Quarter Ended
				% Change
				in Constant
(Amounts in millions)	June 29, 2012	July 1, 2011	% Change	Currency
North American Public Sector	$1,368	$1,484	(7.8)%	(7.8)%
Managed Services Sector	1,635	1,619	1.0%	4.8%
Business Solutions & Services	985	961	2.5%	7.0%
Corporate & Eliminations	(31)	(31)
Total Revenues	$3,957	$4,033	(1.9)%	0.7%

Operating Income by Segment

	Quarter Ended
(Amounts in millions)	June 29, 2012	July 1, 2011	% Change
North American Public Sector	$101	$118	(14.4)%
Managed Services Sector	95	9	955.6%
Business Solutions & Services	16	57	(71.9)%
Corporate & Eliminations	(29)	(4)
Total Operating Income	$183	$180	1.7%

Operating Margins by Segment
	Quarter Ended
	June 29, 2012	July 1, 2011
North American Public Sector	7.4%	8.0%
Managed Services Sector	5.8%	0.6%
Business Solutions & Services	1.6%	5.9%
Total Operating Margin	4.6%	4.5%

CSC-Page 5

Consolidated Condensed Statements of Operations
(preliminary and unaudited)

	Quarter Ended
(Amounts in millions, except per-share amounts)	June 29, 2012	July 1, 2011
Revenues	$3,957	$4,033

Costs of services (excludes depreciation and
amortization and restructuring costs)	3,253	3,365
Selling, general and administrative	291	264
Depreciation and amortization	263	278
Restructuring costs	27	—
Interest expense	45	42
Interest income	(5)	(12)
Other (income) expense, net	9	(5)
Total costs and expenses	3,883	3,932
Income from continuing operations before taxes	74	101
Taxes on income	32	(85)
Income from continuing operations	42	186
Loss from discontinued operations, net of taxes	—	(1)
Net income	42	185
Less: Net income attributable to noncontrolling interest,
net of tax	2	2

Net income attributable to CSC common shareholders	$40	$183

Earnings per common share:
Basic:
Continuing operations	$0.26	$1.19
Discontinued operations	—	(0.01)
	$0.26	$1.18
Diluted:
Continuing operations	$0.26	$1.18
Discontinued operations	—	(0.01)
	$0.26	$1.17

Cash dividend per common share	$0.20	$0.20

Weighted average common shares outstanding for:
Basic EPS	155.227	154.844
Diluted EPS	155.647	155.991

CSC-Page 6

Selected Balance Sheet Data
(preliminary and unaudited)

	As of
(Amounts in millions)	June 29, 2012	March 30, 2012
Assets
Cash and cash equivalents	$1,000	$1,093
Receivables, net	3,252	3,257
Prepaid expenses and other current assets	547	533
Total current assets	4,799	4,883

Property and equipment, net	2,359	2,441
Software, net	642	649
Outsourcing contract costs, net	544	562
Goodwill	1,721	1,752
Other assets	861	902
Total Assets	$10,926	$11,189

Liabilities
Short-term debt and current maturities of long-term debt	$1,257	$1,254
Accounts payable	465	478
Accrued payroll and related costs	753	789
Accrued expenses and other current liabilities	1,264	1,339
Deferred revenue and advance contract payments	610	619
Income taxes payable and deferred income taxes	60	57
Total current liabilities	4,409	4,536

Long-term debt, net of current maturities	1,461	1,486
Income tax liabilities and deferred income taxes	362	357
Other long-term liabilities	1,966	1,976

Total Equity	2,728	2,834

Total Liabilities and Equity	$10,926	$11,189

Debt as a percentage of total capitalization	49.9%	49.2%

CSC-Page 7

Consolidated Condensed Statements of Cash Flows
(preliminary and unaudited)

	Quarter Ended
(Amounts in millions)	June 29, 2012	July 1, 2011
Cash flows from operating activities:
Net income	$42	$185
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization and other non-cash charges	279	292
Stock based compensation	7	5
Loss on dispositions	3	2
Provision for losses on accounts receivable	1	2
Unrealized foreign currency exchange (gain) loss	(22)	4
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Increase in assets	(97)	(247)
Increase (decrease) in liabilities	8	(289)
Net cash provided by (used in) operating activities	221	(46)

Cash flows from investing activities:
Purchases of property and equipment	(122)	(161)
Outsourcing contracts	(31)	(50)
Acquisitions, net of cash acquired	—	(8)
Software purchased and developed	(46)	(111)
Other investing activities, net	20	(4)
Net cash used in investing activities	(179)	(334)

Cash flows from financing activities:
Net borrowings of commercial paper	—	200
Borrowings under lines of credit	54	52
Repayment of borrowings under lines of credit	(48)	(9)
Principal payments on long-term debt	(65)	(37)
Proceeds from stock options and other common stock transactions	—	13
Excess tax benefit from stock based compensation	—	2
Dividend payments	(31)	(31)
Other financing activities, net	(7)	4
Net cash (used in) provided by financing activities	(97)	194
Effect of exchange rate changes on cash and cash equivalents	(38)	15
Net decrease in cash and cash equivalents	(93)	(171)
Cash and cash equivalents at beginning of year	1,093	1,837
Cash and cash equivalents at end of period	$1,000	$1,666

CSC-Page 8

Non-GAAP Financial Measures

The following tables reconcile operating income, earnings before interest and taxes (EBIT) and free cash flow to the most directly comparable financial measure calculated and presented in accordance with GAAP. CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

Management uses operating income to evaluate business unit financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of operating income (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing reconciliation between operating income and income before taxes. Management uses free cash flow as one of the factors in reviewing the overall performance of the business. Management compensates for the limitations of this non-GAAP measure by also reviewing the GAAP measures of operating, investing and financing cash flows as well as debt levels measured by the debt-to-total capitalization ratio.

GAAP Reconciliations

CSC defines operating income as revenue less costs of services, depreciation and amortization expense, restructuring costs and segment general and administrative (G&A) expense, excluding corporate G&A. Operating margin is defined as operating income as a percentage of revenue. A reconciliation of consolidated operating income to income from continuing operations before taxes is as follows:

Operating income (preliminary and unaudited)	Quarter Ended
(Amounts in millions)	June 29, 2012	July 1, 2011
Operating income	$183	$180
Corporate G&A	(60)	(54)
Interest expense	(45)	(42)
Interest income	5	12
Other income (expense), net	(9)	5
Income from continuing operations before taxes	$74	$101

Operating margin	4.6%	4.5%

CSC defines EBIT as revenue less costs of services, selling, general and administrative expenses, depreciation and amortization, restructuring costs, goodwill impairment, and other income (expense). EBIT margin is defined as EBIT as a percentage of revenue. A reconciliation of EBIT to net income from continuing operations is as follows:

Earnings before interest and taxes (preliminary and unaudited)	Quarter Ended
(Amounts in millions)	June 29, 2012	July 1, 2011
Earnings before interest and taxes	$114	$131
Interest expense	(45)	(42)
Interest income	5	12
Taxes on income	(32)	85
Net income from continuing operations	$42	$186

EBIT margin	2.9%	3.2%

CSC-Page 9

CSC defines free cash flow as equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions and investments (including short-term investments and purchase or sale of available for sale securities), and (3) payments on capital leases and other long-term asset financings. A reconciliation of free cash flow to net cash provided by (used in) operating activities is as follows:

Free Cash Flow (preliminary and unaudited)	Quarter Ended
(Amounts in millions)	June 29, 2012	July 1, 2011
Free cash flow	$(25)	$(403)
Net cash used in investing activities	179	334
Acquisitions, net of cash acquired	—	(8)
Business dispositions	2	—
Short-term investments	—	(6)
Payment on capital leases and other long-term asset financings	65	37
Net cash provided by (used in) operating activities	$221	$(46)
Net cash used in investing activities	$(179)	$(334)
Net cash (used in) provided by financing activities	$(97)	$194